Exhibit 1
NEITHER THIS NOTE NOR THE STOCK INTO WHICH THIS NOTE IS CONVERTIBLE (COLLECTIVELY, THE “SECURITIES”) HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO BORROWER THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.
SECURED CONVERTIBLE PROMISSORY NOTE

$500,000.00	June 4, 2009
FOR VALUE RECEIVED, Steel Vault Corporation, a Delaware corporation located at 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445 (the “Borrower”), promises to pay to VeriChip Corporation, a Delaware Corporation, or any subsequent holder upon a permitted assignment of this Note (the “Lender”), located at 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, or at such other location designated by the Lender, the principal amount of FIVE HUNDRED THOUSAND U.S. DOLLARS (U.S.$500,000.00) (the “Principal Amount”), upon the terms and conditions specified below. Notwithstanding the foregoing, no payment of principal or interest shall be required to the extent that such principal and interest has been converted into equity securities of the Borrower pursuant to the terms hereof.
1. Repayment or Conversion.
(a) Repayment. Unless the Principal Amount and all accrued but unpaid interest thereon is converted pursuant to the provisions of Section 1(b) below, the entire unpaid Principal Amount under this Note and all accrued and unpaid interest thereon shall be due and payable on the earlier to occur of the following (the “Maturity Date”):
(i) on or before June 4, 2011;
(ii) ON DEMAND of the Lender, which demand may be made at any time on or after June 4, 2010, in which case Borrower will have ninety days to pay the unpaid Principal Amount and all accrued and unpaid interest thereon; or
(iii) within ten days after a Change in Control of Borrower (as defined in Borrower’s 2009 Stock Incentive Plan).

(b) Conversion.
(i) By Lender. Lender shall have the right, at any time, in its sole discretion to convert all of the unpaid Principal Amount and accrued and unpaid interest thereon into that number of shares of the Borrower’s common stock (the “Conversion Shares”) determined as follows (the “Conversion Formula”):
The unpaid Principal Amount and accrued and unpaid interest on the date of conversion divided by the Price (as defined below) rounded upward to the nearest whole share, subject to equitable adjustment for any stock split, combination, recapitalization, reorganization or other similar event. For example, if Lender elects to convert this Note into shares of Borrower’s common stock on July 1, 2009 and the unpaid Principal Amount and accrued and unpaid interest on such date is $50,000, Borrower shall issue 166,667 Conversion Shares to Lender.
(ii) By Borrower. Borrower shall not have the right to convert any of the unpaid Principal Amount or accrued and unpaid interest thereon at any time or otherwise effect a conversion hereunder.
(iii) In the event that Lender elects to effect a conversion hereunder, Lender shall deliver to Borrower the original of this Note, and Borrower shall deliver to Lender a certificate representing the Conversion Shares into which this Note was converted.
(iv) For purposes herein, “Price” means $0.30.
2. Prepayment. This Note may be prepaid in whole (the entire unpaid Principal Amount under this Note and all accrued and unpaid interest) without penalty at any time, provided that Borrower provides Lender with at least ten days prior written notice during which time the Lender may elect to effect a conversion under Section 1(b).
3. Interest. This Note shall accrue interest at a rate equal to twelve percent (12%) per annum, payable on the first anniversary of the Note and thereafter payable on September 4, 2010, December 4, 2010, March 4, 2011 and June 4, 2011.
4. Events of Default. The entire unpaid Principal Amount and all accrued and unpaid interest shall become immediately due and payable upon (i) admission by the Borrower of its inability to pay its debts generally as they become due or otherwise acknowledges its insolvency, (ii) the filing of a petition in bankruptcy by the Borrower, (iii) the execution by the Borrower of a general assignment for the benefit of creditors, (iv) the filing against the Borrower of a petition in bankruptcy or a petition for relief under the provisions of the federal bankruptcy code or another state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of ninety (90) days or more, or (v) in the event that the Principal Amount and all accrued and unpaid interest thereon shall not have been paid in full on or before the Maturity Date.
5. Collection. If action is instituted to collect this Note, the Borrower promises to pay to the Lender all reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with such action.
6. Security. This Note and the obligations hereunder are secured by that certain security agreement of even date herewith in the form attached hereto as Exhibit A, between Lender and Borrower, which encumbers Borrower’s real and personal property as more particularly described therein, and that certain security agreement of even date herewith in the form attached hereto as Exhibit B, between Lender and National Credit Report.com, LLC, which encumbers National Credit Report.com, LLC’s real and personal property as more particularly described therein.
7. Waivers. No delay on the part of the Lender in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy. No single or partial exercise of a right or remedy shall preclude other or further exercise of that or any other right or remedy. The failure of the Lender to insist upon the strict performance of any term of this Note, or to exercise any right or remedy hereunder, shall not be construed as a waiver or relinquishment by the Lender for the future of that term, right or remedy. No waiver of any right of the Lender hereunder shall be effective unless in writing executed by the Lender.

8. Severability. The unenforceability or invalidity of any provision or provisions of this Note as to any persons or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.
9. Warrant. The Borrower shall, simultaneous with the execution of this Note, execute and deliver to Lender a common stock purchase warrant in the form attached hereto as Exhibit B (the “Warrant”) for 333,334 shares (the “Warrant Shares”).
10. Registration. If at any time Borrower proposes to register shares of its common stock under the Securities Act, in connection with the public offering of such shares for cash (a “Proposed Registration”) other than a registration statement on Form S-8 or Form S-4 or any successor or other forms promulgated for similar purposes, Borrower shall, at such time, promptly give Lender written notice of such Proposed Registration. Lender shall have ten (10) days from its receipt of such notice to deliver to Borrower a written request specifying the amount of Registrable Securities that Lender intends to sell and Lenders’ intended method of distribution. Upon receipt of such request, Borrower shall use its commercially reasonable efforts to cause all Registrable Securities which Borower has been requested to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of Lender; provided, however, that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 10 without obligation to Lender. If, in connection with any underwritten public offering for the account of Borrower or for stockholders of Borrower that have contractual rights to require Borrower to register shares of common stock, the managing underwriter(s) thereof shall impose a limitation on the number of shares of common stock which may be included in a registration statement because, in the judgment of such underwriter(s), marketing or other factors dictate such limitation is necessary to facilitate such offering, then Borrower shall be obligated to include in the registration statement only such limited portion of the Registrable Securities with respect to which Lender has requested inclusion hereunder as such underwriter(s) shall permit. For purposes herein, “Registrable Securities” means the Conversion Shares and the Warrant Shares and any other shares of common stock issuable pursuant to the exercise of the Warrants (without regard to any limitation on such exercise), and any shares of capital stock issued or issuable from time to time (with any adjustments) in replacement of, in exchange for or otherwise in respect of the Conversion Shares or the Warrant Shares; provided, however, that “Registrable Securities” shall not include any such shares that have been sold pursuant to Rule 144 of the Securities Act.
11. Amendment. This Note and the Warrant shall not be amended without the express written consent of Borrower and Lender.
12. No Impairment. The Borrower will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms set forth herein or in the Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Lender hereunder.

13. Interest Savings Clause. If any interest payment (or other payment which is deemed by law to be interest) due hereunder is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall instead be deemed a payment of principal and applied against the principal of the obligations evidenced by this Note.
14. Assignment. This Note may not be assigned, by operation of law or otherwise, as a whole or in part, by the Lender without the prior written consent of the Borrower, such consent not to be unreasonably withheld. Any assignment purported to be made without such consent shall be null and void. The rights and obligations of the Borrower and the Lender of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.
15. Notices. All notices, demands and requests of any kind to be delivered to any party in connection with this Note shall be in writing and shall be deemed to have been duly given if personally delivered, sent by facsimile or if sent by nationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, to the address set forth herein or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance with the provisions of this Section 15. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, when receipt is confirmed, (iii) in the case of nationally-recognized overnight courier, on the next business day after the date when sent and (iv) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.
16. Legal Matters. The validity, construction, enforcement, and interpretation of this Note are governed by the laws of the State of Florida and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions. The parties hereby expressly waive presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest, and any other formality. The Borrower and the Lender (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction in Palm Beach County, Florida, (b) stipulate that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Note is Palm Beach County, Florida, for state court proceedings, and the Southern District of Florida, for federal district court proceedings, and (c) waive any defense, whether asserted by a motion or pleading, that Palm Beach County, Florida, or the Southern District of Florida, is an improper or inconvenient venue.
17. Further Assurances. From time to time, the Lender, at the Borrower’s reasonable request, shall execute and deliver such other instruments and do and perform such other acts and things in connection with the exercise of this Note.
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IN WITNESS WHEREOF, this Note has been executed by the Borrower and delivered to the Lender as of the date first above written.

BORROWER: STEEL VAULT CORPORATION
By:	/s/ William J. Caragol
	Name:	William J. Caragol
	Title:	CEO